Filed pursuant to Rule 424(b)(2)
Registration No. 333-125362

PROSPECTUS

PICO HOLDINGS, INC.
905,000 SHARES OF COMMON STOCK

     The shareholders of PICO Holdings, Inc. listed within this prospectus are selling shares of PICO common stock under this prospectus. The selling shareholders are offering all of the 905,000 shares represented by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling shareholders. Our common stock is traded on The NASDAQ National Market under the symbol “PICO.” On July 13, 2005, the last reported sale price for our common stock on The NASDAQ National Market was $29.20 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 14, 2005.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into it contain “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Specifically, without limitation, forward-looking statements include statements regarding our business, financial condition, results of operations, and prospects, including statements about our expectations, beliefs, intentions, anticipated developments, and other information concerning future matters. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus.

     Although forward-looking statements in this prospectus and in the documents incorporated by reference into this prospectus, represent the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and the actual results and outcomes could differ from those discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those discussed under the heading “risk factors” and elsewhere in our filings with the securities and exchange commission that are incorporated by reference into this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statement in order to reflect any event or circumstance which may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made in this prospectus and our filings with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors which may affect our business, financial condition, results of operations, and prospects.

PROSPECTUS SUMMARY

     The items in the following summary are described in more detail in this prospectus or in the documents incorporated or deemed incorporated by reference herein or therein. This summary provides an overview of selected information and does not contain all of the information that you should consider. Therefore, you should also read the more detailed information in this prospectus and the documents incorporated by reference herein or therein. All references to “PICO,” “we,” “us,” “our,” and similar terms refer to PICO Holdings, Inc. and its subsidiaries on a consolidated basis.

Our Company

     PICO Holdings, Inc. is a diversified holding company. PICO seeks to acquire businesses and interests in businesses which we identify as undervalued based on fundamental analysis—that is, our assessment of what the business is worth, based on the private market value of its assets, earnings, and cash flow. We prefer long-established businesses, with a history of operating successfully through industry cycles, recessions and geo-political disruptions, in basic, “old economy” industries. Typically, the business will be generating free cash flow and have a low level of debt, or, alternatively, strong interest coverage ratios or the ability to realize surplus assets. As well as being undervalued, the business must have special qualities such as unique assets, a potential catalyst for change, or be in an industry with attractive economics. We are also interested in acquiring businesses and interests in businesses where there is significant unrecognized value in land and other tangible assets.

     We have acquired businesses and interests in businesses by the acquisition of private companies, and the purchase of shares in public companies, both directly through participation in financing transactions and through open market purchases. When we buy a business or an interest in a business, we have a long-term horizon, typically 5 years or more. Selected acquisitions may become core operations; however, we are prepared to sell businesses if the price received exceeds the return we expect to earn if we retain ownership. We expect that most of our businesses and interests in businesses will eventually be sold to other companies in the same industry seeking to expand or gain economies of scale.

     Our objective is to generate superior long-term growth in shareholders’ equity, as measured by book value per share. Over time, we anticipate that most of our net income and growth in shareholders’ equity will come from realized gains on the sale of businesses and interests in businesses, as opposed to ongoing operating earnings. Consequently, we anticipate that PICO’s earnings will fluctuate from year to year, and that the results for any one year are not necessarily indicative of our future performance.

     Our business is separated into five major operating segments: Water resource & water storage operations, Real Estate Operations in Nevada, Business Acquisitions & Financing, Insurance Operations in Run Off, and the operations of HyperFeed Technologies, Inc., which we refer to as HyperFeed. Our Business Acquisitions & Financing segment contains businesses, interests in businesses, and other parent company assets. Each of these business segments is discussed in greater detail in the information incorporated by reference into this prospectus.

     Currently our major consolidated subsidiaries are:

•	Vidler Water Company, Inc., referred to as Vidler, which develops and owns water rights and water storage operations in the southwestern United States, primarily in Nevada and Arizona;

•	Nevada Land & Resource Company, LLC, referred to as Nevada Land, which owns approximately 1 million acres of land in Nevada, and the mineral rights and water rights related to the property;

•	Citation Insurance Company, which is “running off” its historical property & casualty and workers’ compensation loss reserves, and Physicians Insurance Company of Ohio, which is “running off” its medical professional liability loss reserves; and

•	HyperFeed Technologies, which became a 51%-owned subsidiary in 2003. HyperFeed is a developer and provider of software, ticker plant technologies, and managed services to the financial markets industry.

     The address of our main office is 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (858) 456-6022.

     PICO was incorporated in 1981 and began operations in 1982. The company was known as Citation Insurance Group until a reverse merger with Physicians Insurance Company of Ohio on November 20, 1996. After the reverse merger, the former shareholders of Physicians owned approximately 80% of Citation Insurance Group, the Board of Directors and management of Physicians replaced their Citation counterparts, and Citation Insurance Group changed its name to PICO Holdings, Inc. You should be aware that some data on Bloomberg and other information services pre-dating the reverse merger relates to the old Citation Insurance Group only, and does not reflect the performance of Physicians Insurance Company of Ohio prior to the merger.

The Offering

Common stock offered by the Selling Shareholders	905,000 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Nasdaq National Market symbol	PICO

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding to purchase any shares of our common stock. The documents incorporated by reference may update or supplement these risk factors from time to time.

If we do not successfully locate, select and manage investments and acquisitions, or if our investments or acquisitions otherwise fail or decline in value, our financial condition could suffer.

     We invest in businesses that we believe are undervalued or that will benefit from additional capital, restructuring of operations or improved competitiveness through operational efficiencies. If a business in which we invest fails or its market value declines, we could experience a material adverse effect on our business, financial condition, the results of operations and cash flows. Additionally, our failure to successfully locate, select and manage investment and acquisition opportunities could have a material adverse effect on our business, financial condition, the results of operations and cash flows. Such business failures, declines in market values, and/or failure to successfully locate, select and manage investments and acquisitions could result in an inferior return on shareholders’ equity. We could also lose part or all of our capital in these businesses and experience reductions in our net income, cash flows, assets and shareholders’ equity.

Failure to successfully manage newly acquired companies could adversely affect our business.

     Our management of the operations of acquired businesses requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, and finance. These efforts result in additional expenses and involve significant amounts of management’s time. To successfully manage newly acquired companies, we must, among other things, continue to attract and retain key management and other personnel. The diversion of the attention of management from the day-to-day operations, or difficulties encountered in the integration process, could have a material adverse effect on our business, financial condition, and the results of operations and cash flows. If we fail to integrate acquired businesses into our operations successfully, we may be unable to achieve our strategic goals and the value of your investment could suffer.

Our acquisitions may not achieve expected rates of return, and we may not realize the value of the funds we invest.

     We will continue to make selective acquisitions, and endeavor to enhance and realize additional value to these acquired companies through our influence and control. You will be relying on the experience and judgment of management to locate, select and develop new acquisition and investment opportunities. Any acquisition could result in the use of a significant portion of our available cash, significant dilution to you, and significant acquisition-related charges. Acquisitions may also result in the assumption of liabilities, including liabilities that are unknown or not fully known at the time of the acquisition, which could have a material adverse effect on us.

     We do not know of any reliable statistical data that would enable us to predict the probability of success or failure of our acquisitions and investments, or to predict the availability of suitable investments at the time we have available cash. We may not be able to find sufficient opportunities to make this business strategy successful. Additionally, when any of our acquisitions does not achieve acceptable rates of return or we do not realize the value of the funds invested, we may write-down the value of such acquisitions or sell the acquired businesses at a loss. We have made a number of acquisitions in the past that have been highly successful, and we have also made acquisitions that have lost either part or all of the capital invested. Our ability to achieve an acceptable rate of return on any particular investment is subject to a number of factors which are beyond our control, including increased competition and loss of market share, quality of management, cyclical or uneven financial results, technological obsolescence, foreign currency risks and regulatory delays.

We may make investments and acquisitions that may yield low or negative returns for an extended period of time, which could temporarily or permanently depress our return on investments.

     We generally make investments and acquisitions that tend to be long term in nature. We acquire businesses that we believe to be undervalued or may benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with our existing operations. We may not be able to develop acceptable revenue streams and investment returns. We may lose part or all of our investment in these assets. The negative impacts on cash flows, income, assets and shareholders’ equity may be temporary or permanent. We make investments for the purpose of enhancing and realizing additional value by means of appropriate levels of shareholder influence and control. This may involve restructuring of the financing or management of the entities in which we invest and initiating or facilitating mergers and acquisitions. These processes can consume considerable amounts of time and resources. Consequently, costs incurred as a result of these investments and acquisitions may exceed their revenues and/or increases in their values for an extended period of time until we are able to develop the potential of these investments and acquisitions and increase the revenues, profits and/or values of these investments. Ultimately, however, we may not be able to develop the potential of these assets that we originally anticipated.

Because our operations are diverse, analysts and investors may not be able to evaluate our Company adequately, which may negatively influence our share price.

     PICO is a diversified holding company with operations in land and related water rights and mineral rights; water rights and water storage; insurance operations in run-off; and business acquisitions and financing. Each of these areas is unique, complex in nature, and difficult to understand. In particular, the water resource business is a developing industry within the western United States with very little historical data, very few experts and a limited following of analysts. Because we are complex, analysts and investors may not be able to adequately evaluate our operations, and PICO in total. This could cause them to make inaccurate evaluations of our stock, or to overlook PICO, in general. These factors could have a negative impact on the trading volume and price of our stock.

We may not be able to sell our investments when it is advantageous to do so and we may have to sell these investments at a discount.

     No active market exists for some of the companies in which we invest. We invest in private companies that are not as liquid as investments in public companies. Additionally, some of our investments may be in restricted or unregistered stock of U.S. public companies. Moreover, even our investments for which there is an established market are subject to dramatic fluctuations in their market price. These illiquidity factors may affect our ability to divest some of our investments and could affect the value that we receive for the sale of such investments.

Our acquisitions of and investments in foreign companies subject us to additional market and liquidity risks which could affect the value of our stock.

     We have acquired, and may continue to acquire, shares of stock in foreign public companies. Typically, these foreign companies are not registered with the SEC and regulation of these companies is under the jurisdiction of the relevant foreign country. The respective foreign regulatory regime may limit our ability to obtain timely and comprehensive financial information for the foreign companies in which we have invested. In addition, if a foreign company in which we invest were to take actions which could be deleterious to its shareholders, foreign legal systems may make it difficult or time-consuming for us to challenge such actions. These factors may affect our ability to dispose of our foreign investments or realize the full fair value of our foreign investments. In addition, investments in foreign countries may give rise to complex cross-border tax issues. We aim to manage our tax affairs efficiently, but given the complexity of dealing with domestic and foreign tax jurisdictions, we may have to pay tax in both the U.S. and in foreign countries, and we may be unable to offset any U.S. tax liabilities with foreign tax credits. If we are unable to manage our foreign tax issues, our financial condition and the results of operations and cash flows could be adversely affected.

Variances in physical availability of water, along with environmental and legal restrictions and legal impediments, could impact profitability from our water rights.

     The water rights held by us and the transferability of these rights to other uses and places of use are governed by the laws concerning water rights in the states of Arizona, Colorado and Nevada. The volumes of water actually derived from the water rights applications or permitted rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions. As a result, the amounts of acre-feet anticipated from the water rights applications or permitted rights do not in every case represent a reliable, firm annual yield of water, but in some cases describe the face amount of the water right claims or management’s best estimate of such entitlement. Legal impediments may exist to the sale or transfer of some of these water rights, which in turn may affect their commercial value. If we were unable to transfer or sell our water rights, we will not be able to make a profit, we will not have enough cash receipts to cover cash needs, and we may lose some or all of our value in our water rights acquisitions.

     Water we lease or sell may be subject to regulation as to quality by the United States Environmental Protection Agency acting pursuant to the federal Safe Drinking Water Act. While environmental regulations do not directly affect us, the regulations regarding the quality of water distributed affects our intended customers and may, therefore, depending on the quality of our water, impact the price and terms upon which we may in the future sell our water rights.

Our future water revenues are uncertain and depend on a number of factors, which may make our revenue streams and profitability volatile.

     We engage in various water rights acquisition, management, development, and sale and lease activities. Accordingly, our long-term future profitability will be primarily dependent on our ability to develop and sell or lease water and water rights, and will be affected by various factors, including timing of acquisitions, transportation arrangements, and changing technology. To the extent we possess junior or conditional water rights, such rights may be subordinated to superior water right holders in periods of low flow or drought.

     In addition to the risk of delays associated with receiving all necessary regulatory approvals and permits, we may also encounter unforeseen technical difficulties which could result in construction delays and cost increases with respect to our water and water storage development projects.

     Our profitability is significantly affected by changes in the market price of water. In the future, water prices may fluctuate widely as demand is affected by climatic, demographic and technological factors.

Our water activities may become concentrated in a limited number of assets, making our growth and profitability vulnerable to fluctuations in local economies and governmental regulations.

     In the future, we anticipate that a significant amount of Vidler’s revenues and asset value will come from a limited number of assets, including our water rights in the Harquahala Valley and the Vidler Arizona Recharge Facility. Although we continue to acquire and develop additional water assets, in the foreseeable future we anticipate that our revenues will still be derived from a limited number of assets, primarily located in Arizona and Nevada.

Our water sales may meet with political opposition in certain locations, thereby limiting our growth in these areas.

     The transfer of water rights from one use to another may affect the economic base of a community and will, in some instances, be met with local opposition. Moreover, certain of the end users of our water rights, namely municipalities, regulate the use of water in order to manage growth. If we are unable to effectively transfer water rights, our liquidity will suffer and our revenues would decline.

The market values of our real estate and water assets are linked to external growth factors.

     The real estate and water assets we hold have market values that are significantly affected by the growth in population and the general state of the local economies where our real estate and water assets are located, primarily in the states of Arizona and Nevada. In certain circumstances, we finance sales of real estate and water assets, and we secure such financing through deeds of trust on the property, which are only released once the financing has been fully paid off. Purchasers of our real estate and water assets may default on their financing obligations and the market value of the secured property may be affected by this and the other factors described above. Accordingly, such defaults and declines in market values may have an adverse effect on our business, financial condition, and the results of operations and cash flows.

If we underestimate the amount of insurance claims, our financial condition could be materially misstated and our financial condition could suffer.

     Our insurance subsidiaries may not have established reserves that are adequate to meet the ultimate cost of losses arising from claims. It has been, and will continue to be, necessary for our insurance subsidiaries to review and make appropriate adjustments to reserves for claims and expenses for settling claims. Inadequate reserves could have a material adverse effect on our business, financial condition, and the results of operations and cash flows. Inadequate reserves could cause our financial condition to fluctuate from period to period and cause our financial condition to appear to be better than it actually is for periods in which insurance claims reserves are understated. In subsequent periods when we discover the underestimation and pay the additional claims, our cash needs will be greater than expected and our financial results of operations for that period will be worse than they would have been had our reserves been accurately estimated originally.

     The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on:

•	the length of time in reporting claims;
•	the diversity of historical losses among claims;
•	the amount of historical information available during the estimation process;

•	the degree of impact that changing regulations and legal precedents may have on open claims; and
•	the consistency of reinsurance programs over time.

     Because medical malpractice liability, commercial property and casualty, and workers’ compensation claims may not be completely paid off for several years, estimating reserves for these types of claims can be more uncertain than estimating reserves for other types of insurance. As a result, precise reserve estimates cannot be made for several years following the year for which reserves were initially established. During the past several years, the levels of the reserves for our insurance subsidiaries have been very volatile. We have had to significantly increase and decrease these reserves in the past several years.

     Furthermore, we have reinsurance agreements on all of our insurance books of business with reinsurance companies. We base the level of reinsurance purchased on our direct reserves on our assessment of the overall direct underwriting risk. We attempt to ensure that we have acceptable net risk, but it is possible that we may underestimate the amount of reinsurance required to achieve the desired level of net claims risk. In addition, while we carefully review the creditworthiness of the companies we have reinsured part, or all, of our initial direct underwriting risk with, our reinsurers could default on amounts owed to us for their portion of the direct insurance claim. Our insurance subsidiaries, as direct writers of lines of insurance, have ultimate responsibility for the payment of claims, and any defaults by reinsurers may result in our established reserves not being adequate to meet the ultimate cost of losses arising from claims.

     Significant increases in the reserves may be necessary in the future, and the level of reserves for our insurance subsidiaries may be volatile in the future. These increases or volatility may have an adverse effect on our business, financial condition, and the results of operations and cash flows.

State regulators could require changes to our capitalization and/or to the operations of our insurance subsidiaries, and/or place them into rehabilitation or liquidation.

     Beginning in 1994, Physicians and Citation became subject to the provisions of the Risk-Based Capital for Insurers Model Act which has been adopted by the National Association of Insurance Commissioners for the purpose of helping regulators identify insurers that may be in financial difficulty. The Model Act contains a formula which takes into account asset risk, credit risk, underwriting risk and all other relevant risks. Under this formula, each insurer is required to report to regulators using formulas which measure the quality of its capital and the relationship of its modified capital base to the level of risk assumed in specific aspects of its operations. The formula does not address all of the risks associated with the operations of an insurer. The formula is intended to provide a minimum threshold measure of capital adequacy by individual insurance company and does not purport to compute a target level of capital. Companies which fall below the threshold will be placed into one of four categories: Company Action Level, where the insurer must submit a plan of corrective action; Regulatory Action Level, where the insurer must submit such a plan of corrective action, the regulator is required to perform such examination or analysis the Superintendent of Insurance considers necessary and the regulator must issue a corrective order; Authorized Control Level, which includes the above actions and may include rehabilitation or liquidation; and Mandatory Control Level, where the regulator must rehabilitate or liquidate the insurer. All companies’ risk-based capital results as of December 31, 2004 exceed the Company Action Level.

If we are required to register as an investment company, then we will be subject to a significant regulatory burden.

     At all times we intend to conduct our business so as to avoid being regulated as an investment company under the Investment Company Act of 1940. However, if we were required to register as an investment company, our ability to use debt would be substantially reduced, and we would be subject to significant additional disclosure obligations and restrictions on our operational activities. Because of the additional requirements imposed on an investment company with regard to the distribution of earnings, operational activities and the use of debt, in addition to increased expenditures due to additional reporting responsibilities, our cash available for investments would be reduced. The additional expenses would reduce income. These factors would adversely affect our business, financial condition, and the results of operations and cash flows.

We are directly impacted by international affairs, which directly exposes us to the adverse effects of any foreign economic or governmental instability.

     As a result of global investment diversification, our business, financial condition, the results of operations and cash flows may be adversely affected by:

•	exposure to fluctuations in exchange rates;
•	the imposition of governmental controls;

•	the need to comply with a wide variety of foreign and U.S. export laws;
•	political and economic instability;
•	trade restrictions;
•	changes in tariffs and taxes;
•	volatile interest rates;
•	changes in certain commodity prices;
•	exchange controls which may limit our ability to withdraw money;
•	the greater difficulty of administering business overseas; and
•	general economic conditions outside the United States.

     Changes in any or all of these factors could result in reduced market values of investments, loss of assets, additional expenses, reduced investment income, reductions in shareholders’ equity due to foreign currency fluctuations and a reduction in our global diversification.

Fluctuations in the market price of our common stock may affect your ability to sell your shares.

     The trading price of our common stock has historically been, and is expected to be, subject to fluctuations. The market price of the common stock may be significantly impacted by:

•	quarterly variations in financial performance and condition;
•	shortfalls in revenue or earnings from levels forecast by securities analysts;
•	changes in estimates by such analysts;
•	product introductions;
•	our competitors’ announcements of extraordinary events such as acquisitions;
•	litigation; and
•	general economic conditions.

     Our results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and our future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include the inclusion or exclusion of operating earnings from newly acquired or sold operations. At March 31, 2005, the closing price of our common stock on the NASDAQ National Market was $25.91 per share, compared to $16.52 at March 31, 2004. On a quarterly basis between these two dates, closing prices have ranged from a high of $27.00 to a low of $15.73.

     Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of our common stock.

We may not be able to retain key management personnel we need to succeed, which could adversely affect our ability to make sound investment decisions.

     We rely on the services of several key executive officers. If they depart, it could have a significant adverse effect. Messrs. Langley and Hart, our Chairman and CEO, respectively, are key to the implementation of our strategic focus, and our ability to successfully develop our current strategy is dependent upon our ability to retain the services of Messrs. Langley and Hart.

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.

     The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of financial statements and the reported amount of revenues and expenses during the reporting period. We regularly evaluate our estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources. The carrying values of assets and liabilities and the reported amount of revenues and expenses may differ by using different assumptions. In addition, in future periods, in order to incorporate all known experience at that time, we may have to revise assumptions previously made which may change the value of previously reported assets and liabilities. This potential subsequent change in value may have a material adverse effect on our business, financial condition, and the results of operations and cash flows.

Repurchases of our common stock could have a negative effect on our cash flows and our stock price.

     Our Board of Directors has authorized the repurchase of up to $10 million of our common stock. The stock purchases may be made from time to time at prevailing prices through open market, or negotiated transactions, depending on market conditions, and will be funded from available cash resources of the company. Such a repurchase program may have a negative impact on our cash flows, and could result in market pressure to sell our common stock.

Future changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

     A change in accounting standards could have a significant effect on our reported results and may even affect our reporting transactions completed before the change is effective. New accounting pronouncements and varying interpretations of pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

     For example, changes requiring that we record compensation expense in the statement of operations for stock appreciation rights using the fair value method, or changes in existing taxation rules related to stock appreciation rights, could have a significant negative effect on our reported results as a result of the variability of factors used to establish the fair value of stock appreciation rights. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 123 (Revised) which will take effect as of the beginning of the first quarter of the first fiscal period that begins after June 15, 2005. SFAS 123 (Revised) will require PICO to re-measure its stock appreciation rights liability each reporting period from the effective date using a fair value basis until the awards are settled. This future accounting treatment could negatively impact our reported earnings.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ Stock Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firms’ audit of that assessment has required the commitment of substantial financial and managerial resources. In addition, it has become more difficult and more expensive for us to obtain director and officer liability insurance, and we have purchased coverage at substantially higher cost than in the past. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer, and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changes laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation could be harmed.

Absence of dividends could reduce our attractiveness to investors.

     Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock.

We may need additional capital in the future to fund the growth of our business, and financing may not be available.

     We currently anticipate that our available capital resources and operating income will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months. However, we cannot assure you that such resources will be sufficient to fund the long-term growth of our business. We may raise additional funds through public or private debt or equity financings if such financings become available on favorable terms, but such financing may dilute our stockholders. We cannot assure you that any additional financing we need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

Litigation may harm our business or otherwise distract our management.

     Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders or customers could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure that that we will always be able to resolve such disputes out of court or on terms favorable to us.

THE FOREGOING FACTORS, INDIVIDUALLY OR IN AGGREGATE, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS AND FINANCIAL CONDITION AND COULD MAKE COMPARISON OF HISTORIC OPERATING RESULTS AND CASH FLOWS AND BALANCES DIFFICULT OR NOT MEANINGFUL.

SELLING SHAREHOLDERS

     We are registering the shares of common stock covered by this prospectus on behalf of the selling shareholders named in the following table. We issued the shares to the selling shareholder in a private placement transaction in May 2005. The following table sets forth certain information known to us regarding the ownership of our common stock as of May 26, 2005.

	Shares Beneficially		Number of Shares
Name and Address	Owned Before	Number of Shares	Owned After the
of Beneficial Owner	Offering(1)	Offered	Offering(2)

Brock Ganeles 41 W. 72nd Street, Apt 14A New York, NY 10023	1,000	1,000	0

Fort Mason Master, LP(3) 456 Montgomery Street, 22nd Floor San Francisco, CA 94104	374,520	374,520	0

Fort Mason Partners, LP(3) 456 Montgomery Street, 22nd Floor San Francisco, CA 94104	25,480	25,480	0

Granite Capital, L.P.(4) 126 East 56th Street, 25th Floor New York, NY 10022	50,000	50,000	0

Hans Hartvickson 2335 Hyde Street, Apt #1 San Francisco, CA 94109	1,000	1,000	0

Hermes Partners, L.P.(5) 12544 High Bluff Dr., Suite 375 San Diego, CA 92130	60,000	60,000	0

JLF Offshore Fund, Ltd.(6) 2775 Via de La Valle #204 Del Mar, CA 92014	177,600	177,600	0

JLF Partners II LP(6) 2775 Via de La Valle #204 Del Mar, CA 92014	8,400	8,400	0

JLF Partners I LP(6) 2775 Via de La Valle #204 Del Mar, CA 92014	124,000	124,000	0

Meadowbrook Opportunity Fund LLC(7) 520 Lake Cook Road, Suite 690 Deerfield, IL 60015	20,000	20,000	0

Merriman Curhan Ford & Co.(8) 600 California Street, 9th Floor San Francisco, CA 94108	2,000	2,000	0

Torrey Pines Master Fund Ltd.(9) 12220 El Camino Real, Suite 401 San Diego, CA 92130	60,000	60,000	0

Steve Weinress 3533 Knob Hill Drive Sherman Oaks, CA 91423	1,000	1,000	0

     Each of the selling shareholders represented that (a) it is not a broker dealer or an affiliate of a broker dealer (except as otherwise noted in the footnotes to the table above), and (b) it was acquiring the shares for investment and with no present intention of distributing such shares. In recognition of the fact that investors, even though purchasing common stock without a view to distribution, may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, we have filed with the Commission a registration statement, with respect to the resale of the shares from time to time and we have agreed to prepare and file such amendments and supplements to the Registration statement as may be necessary to keep the Registration statement effective until the shares are no longer required to be registered for the sale by the selling shareholders. The selling shareholders may sell all, some or none of their shares pursuant to this Registration Statement. Except as set forth in the table, none of the selling shareholders has had a material relationship with us in the past three years. No selling shareholder held shares of PICO Holdings before the transaction.

(1)Except as indicated pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after May 26, 2005, such as upon the exercise of an option.

(2)Assumes that all shares registered pursuant to this Registration Statement are sold. The selling shareholders may sell all, some or none of their shares pursuant to this Registration Statement. The Registration Statement is being filed to register the shares purchased by the selling shareholders. None of the selling shareholders has informed us of their intent to sell their shares.

(3)Manfred Krikke is a natural person who has investment voting power for this Selling Shareholder.

(4)Walter F. Harrison, III is a natural person who has investment voting power for this Selling Shareholder.

(5)Paul Flather is a natural person who has investment voting power for this Selling Shareholder.

(6)Jeffrey L. Feinberg is a natural person who has investment voting power for this Selling Shareholder.

(7)Michael Ragins is a natural person who has investment voting power for this Selling Shareholder.

(8)John Hiestand is a natural person who has investment voting power for this Selling Shareholder. Merriman Curhan Ford & Co., is a registered broker-dealer and may be deemed to be a statutory “underwriter” as that term is defined in the Securities Act of 1933, as amended.

We have entered into a placement agency agreement with Merriman Curhan Ford & Co. Under the placement agency agreement, Merriman Curhan Ford & Co. is acting as our exclusive placement agent in connection with this offering and has used commercially reasonable efforts to arrange for the sale of all 905,000 shares we sold to the selling shareholders and which are the subject of this prospectus. The placement agent has no obligation to buy any of the shares from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the shares. We have paid the placement agent total placement agent fees equal to 5% of the gross proceeds of this offering. The following table shows the per share and total placement agent fees to be paid to the placement agent by us.

	Per Share	Total
Placement Agent Fees	$1.25	$1,131,250

(9)Chris Angioletti is a natural person who has investment voting power for this Selling Shareholder.

PLAN OF DISTRIBUTION

     The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. This prospectus, as appropriately supplemented, would also cover such sales of securities by such pledges, donees, transferees and other successors. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares.

     The selling shareholders, directly or through agents, brokers, dealers or underwriters, may sell the shares of common stock to one or more purchasers in public transactions, privately negotiated transactions, or any combination thereof, in each case. Such shares may be sold from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (a) on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (d) through the writing of options or other derivatives. The selling shareholders may also sell their shares through various arrangements involving the issuance and sale of convertible or exchangeable securities.

     Upon effectiveness of the Registration Statement, the selling shareholders may enter into hedging transactions with brokers-dealers or others, which may in turn engage in short sales or other hedging of the shares in the course of hedging the positions they assume. The selling shareholders may also sell the shares short. The selling shareholders may loan or pledge the shares to brokers, dealers or others that in turn may sell such securities.

     The selling shareholders may authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase the securities from the selling shareholders pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The selling shareholders may also sell the shares to or through brokers or dealers.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholders have the sole and absolute discretion to decline any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No period of time has been fixed within which the shares may be offered or sold.

     We have not received any part of the proceeds from any sales of shares pursuant to this prospectus. We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling shareholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

     The selling shareholders have not advised us of any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor have they advised us of an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares covered by this prospectus.

USE OF PROCEEDS

     We will not receive any proceeds from sales of the shares.

LEGAL MATTERS

     The validity of the shares is being passed upon by DLA Piper Rudnick Gray Cary US LLP, San Diego, California.

EXPERTS

     The financial statements of the Company and its consolidated subsidiaries (except HyperFeed Technologies, Inc. (“HyperFeed”) for the year ended December 31, 2003) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs relating to the restatement of pro forma disclosure of stock-based compensation and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting). The consolidated financial statements of HyperFeed (consolidated with those of the Company) as of December 31, 2003, and for the year then ended, not presented separately herein, have been audited by KPMG LLP as stated in their report incorporated by reference herein. Such financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent registered public accounting firms.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is traded on The NASDAQ National Market. Reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http:\\www.sec.gov.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 14, 2005 and as amended on May 27, 2005.

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005 and as amended on May 27, 2005.

(3)	Our Current Reports on Form 8-K filed with the SEC on March 16, 2005, April 7, 2005, May 10, 2005, and June 3, 2005.

     Any statement contained in a document that is incorporated by reference is modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded is not deemed a part of this prospectus, except as so modified or superseded.

     We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to James F. Mosier at PICO Holdings, Inc., 875 Prospect Street, Suite 301, La Jolla, California 92037, telephone number (858) 456-6022.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.